Exhibit (j.1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2021, relating to the financial statements and financial highlights of Heartland Group, Inc. comprising Heartland Mid Cap Value Fund, Heartland Value Plus Fund, and Heartland Value Fund (the “Funds”) for the year ended December 31, 2020, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Disclosure to Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 27, 2021